Exhibit 99.1

[REGENT COMMUNICATIONS, INC. LOGO]

REGENT REPORTS THIRD QUARTER 2003 RESULTS

- Operating Income Up 22% on Net Broadcast Revenue Increase of 14% -

Covington, KY, November 7, 2003 – Regent Communications, Inc. (Nasdaq: RGCI) announced today financial results for the quarter ended September 30, 2003.

For the third quarter of 2003, net broadcast revenues increased 14.1% to $21.4 million from $18.7 million reported for the third quarter of 2002. For the same period, station operating expenses increased to $14.5 million from $12.7 million. The Company reported net income of $2.1 million for the quarter, or $0.05 per share, compared with reported net income of $1.8 million, or $0.04 per share, in the same period last year.

For the first nine months of 2003, net broadcast revenues increased 21.6% to $59.5 million from $49.0 million reported for the same period of 2002. For the same period, station operating expenses increased to $41.9 million from $34.2 million. Below is the Company’s statement of operations prepared in accordance with generally accepted accounting principles (“GAAP”) (in thousands, except per share amounts):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2003	2002	2003	2002

Broadcast revenues, net of agency commissions	$21,353	$18,710	$59,539	$48,958

Station operating expenses	14,497	12,744	41,939	34,160

Corporate general and administrative expenses	1,322	1,498	4,636	4,583

Depreciation and amortization	1,059	798	3,101	2,476

Loss (gain) on sale of long-lived assets	1	—	6	(442)

Operating income	4,474	3,670	9,857	8,181

Interest expense	(811)	(377)	(2,795)	(1,859)

Other (expense) income, net	(57)	(15)	(175)	(234)

Income before income taxes and cumulative change in accounting principle	3,606	3,278	6,887	6,088

Income tax expense	(1,469)	(1,461)	(2,716)	(2,529)

Income before cumulative effect of accounting change	2,137	1,817	4,171	3,559

Cumulative effect of accounting change, net of applicable income taxes of $3,762	—	—	—	(6,138)

Net income (loss)	$2,137	$1,817	$4,171	$(2,579)

BASIC AND DILUTED NET INCOME (LOSS) PER COMMON SHARE:

Before cumulative effect of accounting change	$0.05	$0.04	$0.09	$0.08

Net income (loss)	$0.05	$0.04	$0.09	$(0.06)

Weighted average number of common shares:

Basic	46,507	46,759	46,511	42,039

Diluted	46,895	47,075	46,789	42,584

Regent Communications — Page 2

We are pleased to report better than expected station operating income and earnings per share for the third quarter of 2003,” commented Terry Jacobs, Chairman and CEO of Regent Communications. “Our financial results this quarter reflect our ability to improve free cash flow and earnings in a challenging local advertising environment, highlighting our long-term focus and disciplined approach to managing our business.”

Mr. Jacobs continued, “Looking ahead, Regent is very well positioned to capitalize on an improving advertising climate. We operate market leading stations in attractive middle and small-sized markets, have a healthy mix of start-up, developing and mature radio properties and have maintained one of the strongest balance sheets in the industry. We believe 2004 will be an excellent year for Regent as we take advantage of the operating improvements we have made over the last year in an improving advertising environment.”

Non-GAAP Financial Measures

Regent utilizes certain financial measures that are not calculated in accordance with GAAP to assess its financial performance. The non-GAAP performance and liquidity measures presented in this release are station operating income (formerly broadcast cash flow), same station operating income, proforma net broadcast revenues and proforma station operating income, and free cash flow. Regent’s management believes these non-GAAP measures provide useful information to investors, as discussed in more detail below, regarding Regent’s financial condition and results of operations and liquidity; however, these measures should not be considered as an alternative to net broadcast revenue, operating income, net income (loss), or cash provided by operating activities as an indicator of Regent’s performance or liquidity.

Station operating income

Third quarter 2003 station operating income increased 14.9% to $6.9 million from $6.0 million reported in the third quarter of 2002. For the first nine months of 2003, station operating income increased 18.9% to $17.6 million from $14.8 million reported for the same period in 2002.

The Company believes that station operating income is a performance measure that helps investors better understand radio station operations. Additionally, the Company and other media companies have customarily been measured by analysts and other investors on their ability to generate station operating income. The following table reconciles operating income, which the Company believes is the most directly comparable GAAP financial measure, to station operating income (in thousands):

Regent Communications — Page 3

	Three Months Ended		Nine Months Ended
Station operating income	September 30,		September 30,
	2003	2002	2003	2002

Operating income	$4,474	$3,670	$9,857	$8,181

Plus:

Depreciation and amortization	1,059	798	3,101	2,476

Corporate general and administrative expenses	1,322	1,498	4,636	4,583

Loss on sale of long-lived assets	1	—	6	—

Less:

Gain on sale of long-lived assets	—	—	—	442

Station operating income	$6,856	$5,966	$17,600	$14,798

     Same station results

On a same station basis, which includes results from stations owned and operated during the entire third quarter for both the 2003 and 2002 periods and excludes barter, net broadcast revenue for the third quarter of 2003 decreased 3.0% to $16.2 million compared to the third quarter of 2002. Station operating income of $5.5 million decreased by 2.3% in the third quarter of 2003 compared to the third quarter of 2002. The Company believes that a same station presentation is important to investors as it provides a measure of performance of radio stations that were owned and operated by Regent in the third quarter of 2002 as well as the current quarter and eliminates the effect of acquisitions and dispositions on comparability. Additionally, the Company has excluded barter in this comparison as barter customarily results in volatility between quarters, although differences over the full year are not material. The following tables reconcile net broadcast revenue and operating income to same station net broadcast revenue and same station operating income (in thousands):

	Three Months Ended
Same station net broadcast revenue	September 30,
	2003	2002

Net broadcast revenue	$21,353	$18,710

Less:

Net results of stations not included in same station category and barter transactions	5,203	2,066

Same station net broadcast revenue	$16,150	$16,644

Regent Communications — Page 4

	Three Months Ended
Same station operating income	September 30,
	2003	2002

Operating income	$4,474	$3,670

Plus:

Depreciation and amortization	1,059	798

Corporate general and administrative expenses	1,322	1,498

Loss on sale of assets	1	—

Station operating income	6,856	5,966

Less:

Net results of stations not included in same station category and barter transactions	1,382	363

Same station operating income	$5,474	$5,603

     Proforma results

On a proforma basis, which includes results of stations acquired by Regent subsequent to January 1, 2002 as well as stations operating under a local marketing agreement (“LMA”), net broadcast revenue of $21.4 million for the third quarter of 2003 was down 4.4% compared to the third quarter of 2002 and station operating income of $6.8 million decreased 4.2% compared to the third quarter of 2002. The Company believes that proforma presentation is useful to investors as it provides for a comparison of results as if the Company had made acquisitions at the beginning of 2002. The following tables reconcile net broadcast revenue and operating income to proforma net broadcast revenue and proforma station operating income (in thousands):

	Three Months Ended
Proforma net broadcast revenue	September 30,
	2003	2002

Net broadcast revenue	$21,353	$18,710

Plus:

Results of stations acquired or operated under an LMA	—	3,784

Less:

Results of stations disposed of or pending disposition	—	161

Proforma net broadcast revenue	$21,353	$22,333

Regent Communications — Page 5

	Three Months Ended
Proforma station operating income	September 30,
	2003	2002

Operating income	$4,474	$3,670

Plus:

Depreciation and amortization	1,059	798

Corporate general and administrative expenses	1,322	1,498

Loss on sale of assets	1	—

Station operating income	6,856	5,966

Plus:

Results of stations acquired or operated under an LMA	—	1,158

Less:

Results of stations disposed of or pending disposition	44	14

Proforma station operating income	$6,812	$7,110

     Free cash flow

Regent also reported free cash flow (defined as net income plus depreciation, amortization and other non-cash expenses, less maintenance capital expenditures and other non-cash income) for the third quarter of 2003 of $4.1 million compared to free cash flow of $3.6 million for the third quarter of 2002 representing an increase of 15%. The Company believes that free cash flow is a liquidity measure that helps investors evaluate the ability of the Company to generate excess cash flow for investing and financing uses. The following table displays how the Company calculates free cash flow (in thousands):

	Three Months Ended
	September 30,

	2003	2002

Net Income	$2,137	$1,817

Add (deduct):

Depreciation and amortization	1,059	798

Non-cash interest expense	102	70

Non-cash taxes	1,396	1,451

Other non-cash items (compensation, barter)	61	(130)

Less: Maintenance capital expenditures	620	409

Free cash flow	$4,135	$3,597

Regent Communications — Page 6

The most directly comparable GAAP measure to free cash flow is net cash provided by operating activities. The following table reconciles net cash provided by operating activities to free cash flow (in thousands):

	Three Months Ended
	September 30,

	2003	2002

Net cash provided by operating activities	$5,535	$6,185

Less:

Changes in operating assets and liabilities	(474)	(1,824)

Other non-cash expense, net	(306)	(355)

Less: Maintenance capital expenditures	620	409

Free cash flow	$4,135	$3,597

Outlook

Regent has adopted a policy to provide guidance to investors regarding our financial prospects. The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially. Regent undertakes no obligation to update these statements.

Regent expects fourth quarter 2003 reported consolidated net broadcast revenues and station operating income of approximately $21.2 to $21.6 million and $6.5 to $6.8 million, respectively. Regent expects earnings per share to be $0.04 for the fourth quarter of 2003. The following table reconciles projected operating income, which the Company believes is the most directly comparable GAAP measure to station operating income (in millions):

	Three Months Ending
Station operating income	December 31,
	Guidance Range
	Lower	Upper

Operating income	$3.5	$3.8

Plus:

Depreciation and amortization	1.3	1.3

Corporate general and administrative expenses	1.6	1.6

Station operating income	$6.4	$6.7

The Company expects same station net broadcast revenues to be flat in the fourth quarter of 2003 compared to the fourth quarter of 2002. The Company believes that same station percent disclosures are important to investors, analysts and other users of media financial information because it enables the users of such information to compare the performance of various size companies against industry standards.

Regent Communications — Page 7

Commenting on the Company’s outlook, Terry Jacobs said, “As we have demonstrated over the course of the year, we will continue to strike a balance between investment spending that ensures the long-term growth potential of our group against prudent cost control measures in the near-term. In addition, we have the financial flexibility to pursue prudent acquisitions which enhance our growth and take advantage of our operational experience. In total, we are very well positioned to grow through both operational improvements and acquisition and we remain focused on creating shareholder value over the long-term.

Regent Communications is a radio broadcasting company focused on acquiring, developing and operating radio stations in middle and small-sized markets. Upon the close of all announced transactions, Regent will own and operate 76 stations located in 16 markets. Regent Communications, Inc. shares are traded on the Nasdaq under the symbol “RGCI.”

Regent Communications will host a teleconference to discuss its results at 9:30 a.m. Eastern Time today. To access the teleconference, please dial 973-582-2710 ten minutes prior to the start time. The teleconference will also be available via live webcast on the investor relations portion of the Company’s website, located at www.regentcomm.com. If you cannot listen to the teleconference at its normal time, there will be a replay available through November 14, 2003, which can be accessed by dialing 877-519-4471 (U.S) or 973-341-3080 (Int’l), passcode 4248595. The webcast will also be archived on the Company’s website for one month. In addition, this press release and other material financial information, if any, discussed during the teleconference will be posted on our website at www.regentcomm.com.

This press release includes certain forward-looking statements with respect to Regent Communications, Inc. for which we claim the protections of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve certain risks and uncertainties and include statements preceded by, followed by or that include words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “project” and other similar expressions. Although we believe our expectations reflected in these forward-looking statements are based on reasonable assumptions, such statements are influenced by our financial position, business strategy, budgets, projected costs, and plans and objectives of management for future operations. Actual results and developments may differ materially from those conveyed in the forward-looking statements based on various factors including, but not limited to: changes in economic, business and market conditions affecting the radio broadcast industry, the markets in which we operate, and nationally; increased competition for attractive radio properties and advertising dollars; fluctuations in the cost of operating radio properties; our ability to manage our growth; our ability to integrate these and other acquisitions; and changes in the regulatory climate affecting radio broadcast companies, including uncertainties surrounding recent Federal Communication Commission rules regarding broadcast ownership limits. Further information on other factors that could affect the financial results of Regent Communications, Inc. is included in Regent’s filings with the Securities and Exchange Commission. These documents are available free of charge at the Commission’s website at http://www.sec.gov and/or from Regent Communications, Inc.

Contact:
Terry Jacobs Chairman and CEO Regent Communications, Inc. 859-292-0030	John Buckley Brainerd Communicators, Inc. 212-986-6667 buckley@braincomm.com

Tony Vasconcellos Senior Vice President and Chief Financial Officer Regent Communications, Inc. 859-292-0030